                                                                    EXHIBIT 15.1



Securities and Exchange Commission


450 Fifth Street, N.W.


Washington, D.C. 20549



                     Re: Precision Response Corporation


                     Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-03209)



We are aware that our report, dated April 29, 1996, except for the second paragraph of Note 4 as to which the date is May 1, 1996 and Note 11 as to which the date is May 31, 1996, on our review of interim financial information of Precision Response Corporation for the three month periods ended March 31, 1996 and 1995 is included in this Amendment No. 1 to the Registration Statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



/s/ Coopers & Lybrand L.L.P.



COOPERS & LYBRAND L.L.P.



Miami, Florida


June 10, 1996